November 17, 1995

VIA EDGAR

Securities and Exchange Commission
Office of Filings, Information & Consumer Services
450 Fifth Street, N.W.
Washington, DC  20549

                  Re:  The Lincoln Advisor Funds, Inc.
                  Rule 24f-2 Notice to Form N-1A
                  Registration Statement No. 33-67490/File No. 811-7972

Ladies and Gentlemen:

    As counsel for Lincoln Advisor Funds, Inc., a Maryland corporation (the "Fund"), we have examined the proceedings taken and being taken with respect to the Notice filed by the Fund pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "Act"), making definite in number the shares registered pursuant to that Rule for the fiscal year ended October 31, 1995.

    We have examined all instruments, documents and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the 3,993,056 shares of common stock, which were registered in indefinite number pursuant to Rule 24f-2 under the Act were, when issued by the Fund, validly authorized and issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion pursuant to Rule 24f-2 and to the reference to us in the Notice filed herewith.

                                             Very truly yours,



                                             Gardner, Carton & Douglas

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